Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:

Dennis Curtin

Weis Markets, Inc.

570-847-3636

dennis.curtin@weismarkets.com

WEIS MARKETS, INC. SHARE PURCHASE AGREEMENT

Sunbury, PA (June 6, 2025) – Weis Markets, Inc. (the “Company”) announced effective June 6, 2025 that it has purchased in a private transaction 2,153,846 shares (the “Shares”) of the Company’s Common Stock, no par value (“Common Stock”) for an aggregate purchase price of $140,000,000, or approximately $65.00 per share, pursuant to a Share Purchase Agreement (the “Purchase Agreement”) among the trustees of The Patricia R. Weis Marital Trust and The Patricia G. Ross Weis Revocable Trust (collectively, the “Sellers”) and the Company. The Sellers are affiliated with Jonathan H. Weis, the Chairman, President, and CEO of the Company, and other members of the Weis family (collectively, the “Weis Family”).  The Sellers will use the proceeds from the sale principally to satisfy estate tax obligations of the estate of Patricia R. Weis.  Following the sale, the Sellers continue to own 4,051,383 shares of Common Stock, and members of the Weis Family remain owners of approximately 61% of the outstanding Common Stock.

The approximate $65.00 per share purchase price represents a 12.3% discount to the closing price of the Common Stock as of June 5, 2025, a 15.6% discount to the 30-day volume weighted average trading price of the Common Stock as of June 5, 2025, a 12.8% discount to the 180-day volume weighted average trading price of the Common Stock as of June 5, 2025, and a 8.4% discount to the 1-year volume weighted average trading price of the Common Stock as of June 5, 2025. The Company funded the purchase by a combination of cash on hand and cash from the sale of marketable securities.  The Purchase Agreement contains customary representations, warranties, and covenants of the parties.

The Purchase Agreement was approved by the Company’s Board of Directors (other than Jonathan H. Weis who recused himself from voting), after having been negotiated and recommended by a special committee of the Company’s Board of Directors (the “Special Committee”), consisting solely of disinterested, independent directors. Kroll, LLC (acting through its Duff & Phelps Opinion Practice) was independent financial advisor to the Special Committee and provided a customary fairness opinion.  K&L Gates LLP acted as counsel to the Special Committee.  Reed Smith LLP was counsel to the Company, and Paul, Weiss, Rifkind, Wharton & Garrison LLP represented the Sellers.

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About Weis Markets

Founded in 1912, Weis Markets, Inc. (NYSE: WMK) is a Mid Atlantic food retailer operating 198 stores in Pennsylvania, Maryland, Delaware, New Jersey, New York, West Virginia and Virginia. For more information, please visit: WeisMarkets.com or Facebook.com/WeisMarkets.

In addition to historical information, this news release may contain forward-looking statements, which are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. For example, risks and uncertainties can arise with changes in: general economic conditions, including their impact on capital expenditures; tariffs and trade policies; business conditions and trends in the retail industry; the regulatory environment; rapidly changing technology, including cybersecurity and data privacy risks, and competitive factors, including increased competition with regional and national retailers; and price pressures. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect Management’s analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risk factors described in other documents the Company files periodically with the Securities and Exchange Commission.

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